UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

DAVID R. JOHNSON

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Corvex and Related Comment on Baltimore Court Procedural Ruling

NEW YORK, May 9, 2013 – Corvex Management, LP (“Corvex”) and Related Fund Management, LLC (“Related”), whose separately managed investment funds collectively own approximately 9.2% of the outstanding common shares of CommonWealth REIT (NYSE:CWH), today issued the following statement regarding the procedural ruling issued yesterday by the Circuit Court for Baltimore City, Maryland, directing that the claims that Corvex and Related have brought against CommonWealth be heard by an arbitration panel:

“While we are disappointed with the Baltimore Court’s decision, we are pleased that a sophisticated arbitration panel has already been formed to address our claims. The panel is comprised of experienced business lawyers, including a former Chancellor of the Delaware Court of Chancery. We and our lawyers remain highly confident that we will prevail on the substantive merits relating to our consent solicitation, including the invalidity of CommonWealth’s various bylaw amendments that are intended to restrict shareholders’ ability to act by written consent.

We expect the arbitration panel to commence substantive proceedings shortly and anticipate a prompt resolution on all matters related to our efforts to effect change at CommonWealth. As CommonWealth itself noted, the arbitration process ‘provides for an expedited process for resolving disputes.’

We are continuing our consent solicitation. Make no mistake – the Baltimore Court’s ruling does not impact any substantive issues and does not address our consent solicitation. We encourage all shareholders to promptly sign and return the WHITE consent card to effect the removal of the entire CommonWealth board. Shareholders may also be able to vote online by following the instructions on their voting materials. Once we receive the requisite two-thirds vote to remove the board, we will immediately deliver the vote to the Company. Although certain determinations of the arbitration panel may follow delivery of the consents, we believe the removal of the board will be effective immediately as of the time that our consents are delivered. We look forward to prompt resolution of the arbitration process.”

About Corvex Management LP

Corvex Management LP is an investment firm headquartered in New York, New York that engages in value—based investing across the capital structure in situations with identifiable catalysts. Corvex was founded in March 2011 and follows an opportunistic approach to investing with a specific focus on equity investments, special situations and distressed securities largely in North America.

About Related Fund Management LLC

Related Fund Management, LLC is an affiliate of Related Companies, one of the most prominent privately-owned real estate firms in the United States. Formed 40 years ago, Related is a fully-integrated, highly diversified industry leader with experience in virtually every aspect of development, acquisitions, management, finance, marketing and sales. Related’s existing portfolio of real estate assets, valued at over $15 billion, is made up of best-in-class mixed-use, residential, retail, office and affordable properties. For more information about Related Companies please visit www.related.com.

Additional Information Regarding the Consent Solicitation

In connection with their solicitation of written consents, Corvex and Related have filed a definitive written consent solicitation statement with the U.S. Securities and Exchange Commission (the “SEC”) to solicit written consents from shareholders of CommonWealth REIT. Investors and security holders are urged to read the definitive written consent solicitation statement and other relevant documents when they become available, because they contain important information regarding the consent solicitation. The definitive written consent solicitation statement and all other relevant documents are available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in connection with the written consent solicitation of CommonWealth’s shareholders: Corvex Management LP, Keith Meister, Related Fund Management, LLC, Related Real Estate Recovery Fund GP-A, LLC, Related Real Estate Recovery Fund GP, L.P., Related Real Estate Recovery Fund, L.P., RRERF Acquisition, LLC, Jeff T. Blau, Richard O’Toole and David R. Johnson. Information regarding the participants in the consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the definitive written consent solicitation statement filed with the SEC on April 10, 2013 and Supplement No. 1 thereto filed on April 12, 2013.